Exhibit 3.5

Voting Rights Agreement of PharmaCyte Biotech, Inc.

This Voting Rights Agreement ("Agreement"), is made as of September 16, 2019 ("Effective Date"), by and among PharmaCyte Biotech, Inc., a Nevada corporation ("Corporation"), and the stockholder of the Corporation as set forth on the signature pages hereto (each, a "Stockholder" and collectively "Stockholders"). Each of the Corporation and each Stockholder may be referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, each Stockholder is a stockholder of the Corporation; and

Whereas, the Corporation and the Stockholders now desire to enter into this Agreement to provide for certain matters related to the operations of the Corporation and the relationships between the Parties.

Agreement

Now, Therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders hereby agree as follows:

1.	Voting Rights.

(a)	Solely for purposes of approving an Amendment to the Articles of Incorporation of the Corporation (“Articles") (as set forth in the Certificate of Amendment set forth in Exhibit A attached hereto (“Certificate”) so as to provide the Board of Directors of the Corporation ("Board") with the power to designate the rights and preferences of the preferred stock of the Corporation (such amendment, as set forth in the Certificate, the "Amendment"), each of the Stockholders, who each hold 3.17% or more of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Corporation ("Common Stock"), shall have ten (10) votes per share of Common Stock held by such Stockholder ("Super Voting Rights") at any meeting of the stockholders of the Corporation to approve the Amendment and the Certificate or in any written consent in lieu of a meeting to approve the Amendment and the Certificate.

(b)	The Super Voting Rights granted herein have been approved by the Board pursuant to the provisions of §78.195(5) and §78.350(4) of the Nevada Revised Statutes.

(c)	This Agreement and the Super Voting Rights granted herein shall automatically terminate upon the earlier to occur of: (i) a vote of the Stockholders on the matter of approval or rejection of the Amendment and the Certificate; (ii) the earlier termination of this Agreement as set forth herein; and (iii) September 30, 2019.

(d)	The Corporation may terminate this Agreement at any time in its sole discretion.

2.	Representations and Warranties. Each Stockholder represents and warrants to the Corporation as follows:

(a)	Such Stockholder is a natural person or is an entity duly organized, validly existing and in good standing under the laws of the State of its organization.

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(b)	Such Stockholder has the requisite power and authority to enter into and perform this Agreement and the transaction contemplated herein. The execution, delivery and performance of this Agreement by such Stockholder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of such Stockholder or any of its managers, members, directors or partners, if applicable and as the case may be, is required. This Agreement has been duly authorized, executed and delivered by such Stockholder and, upon execution of this Agreement, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with the terms hereof and thereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3.	Governing Law; Etc.

(a)	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined, and this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of law provisions of such state. Subject to Section 4, each Party agrees that all legal proceedings concerning this Agreement shall be commenced in the state and federal courts sitting in the Laguna Hills, California ("Selected Courts"). Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the rights of a Party under this Agreement), and hereby irrevocably waives, and agrees not to assert in any lawsuit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such lawsuit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If any Party commences an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorney's fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(b)	EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY TO THIS AGREEMENT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY TO THIS AGREEMENT MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY TO THIS AGREEMENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(b).

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4.	Dispute Resolution. If there is any dispute or controversy relating to this Agreement or any of the transactions contemplated herein that the Corporation and the applicable Stockholder(s) are not above to resolved within ten (10) Business Days of commencement of such dispute or controversy (each a "Dispute"), such Dispute shall be submitted to binding arbitration in accordance with this Section 4. Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Corporation shall select one arbitrator, and all of the Stockholder(s) a party to the Dispute shall collectively select a second arbitrator, and the two arbitrators so selected shall collectively select one additional arbitrator, and the three total arbitrators so selected shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable and provide to each Party (whether a party to such dispute or not) such arbitrators' determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each Party shall initially pay his or its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 4, and the fees of the arbitrators shall be share equally; provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion. The arbitration shall be conducted in Laguna Hills, California.

5.	Expenses. Each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraises or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

6.	Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

7.	Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

8.	Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Parties with respect to the matters discussed herein, and this Agreement, and the instruments referenced herein, contain the entire understanding of the Parties with respect to the matters covered herein and therein. This Agreement may be amended only in an instrument in writing signed by the Corporation and each of the Stockholders.

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9.	No Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver hereof must be in writing and signed by the Party to be charged with such waiver.

10.	Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email with return receipt requested and received; (iii) upon receipt when sent by U.S. certified mail, return receipt requested; or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and for such communications shall be:

If to the Corporation:

PharmaCyte Biotech, Inc. Attn: Kenneth Waggoner, J.D. 23046 Avenida de la Carlota, Suite 600 Laguna Hills, CA 92653 Email: kwaggoner@PharmaCyte.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC Attn: John Cacomanolis 625 N. Flagler Drive, Suite 600 West Palm Beach, FL 33401 Email: JCacomanolis@anthonypllc.com

If to any Stockholder, to the addresses as set forth on the signature pages hereto.

11.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

12.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

13.	Publicity. The Corporation shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any Stockholder, and the Corporation shall be entitled, without the prior approval of any Stockholder, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations or as it otherwise deems appropriate.

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14.	Further Assurances. Each Stockholder shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Corporation may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15.	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

16.	Remedies. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations herein and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate and, therefore, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party will be entitled to specific performance under this Agreement.

17.	Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PharmaCyte Biotech, Inc.

By: /s/ Kenneth Waggoner

Name: Kenneth Waggoner

Title: Chief Executive Officer

President and General Counsel

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Stockholder Name: Brown Stone Capital, LP

By: /s/ Nima Montazeri

Printed Name: Nima Montazeri

Title: General Partner

Address for Notices:

Brown Stone Capital, LP

9663 Santa Monica Boulevard, No. 1091

Beverly Hills, California 90210

Email: nima@BrownStoneCapital.net

Stockholder Name: Silver Rock Associates, Inc.

By: /s/ Nima Montazeri

Printed Name: Nima Montazeri

Title: President

Address for Notices:

Silver Rock Associates, Inc.

9663 Santa Monica Boulevard, No. 1091

Beverly Hills, California 90210

Email: nima@SilverRock.com

Stockholder Name: Homie Doroodian

By: /s/ Homie Doroodian

Printed Name: Homie Doroodian

Address for Notices:

Homie Doroodian

1541 N. Martel Avenue

Unit No. 311

Los Angeles, California 90046

Email: Homied71@hotmail.com

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Exhibit A

Certificate of Amendment

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